Exhibit 99.1

BARRICK GOLD CORPORATION

BARRICK SHARE PURCHASE PLAN

Effective April 1, 2018

BARRICK GOLD CORPORATION
BARRICK SHARE PURCHASE PLAN

(Effective April 1, 2018)

1.                  PURPOSE

The purpose of this Barrick Share Purchase Plan is to encourage employees to acquire a proprietary interest in Barrick through ownership of its common shares.

2.                  DEFINITIONS

2.1                In this Plan, unless the context otherwise requires:

(a)
“Administrative Agent” means Solium Capital Inc. or such other person or company as may from time to time be appointed or designated by the Corporation to administer the Plan and with whom the Corporation enters into a services agreement with respect thereto;

(b)
“Blackout Period” means a period when the Employee is prohibited from trading in the Corporation’s securities pursuant to (i) the Corporation’s written policies then applicable, (ii) a notice in writing to the Employee by a senior officer or director of the Corporation or (iii) applicable law;

(c)	“Board” means the board of directors of the Corporation;

(d)	“Business Day” means a day on which the Toronto Stock Exchange or the New York Stock Exchange, as applicable, is open for trading;

(e)	“Change in Control” has the meaning set forth in Schedule A;

(f)	“Committee” means the Compensation Committee of the Board;

(g)	“Contribution Period” means the period beginning on the day after each applicable payroll date and ending on the day previous to the next applicable payroll date;

(h)	“Corporation” or “Barrick” means Barrick Gold Corporation, a corporation existing under the laws of Ontario, Canada including its predecessors, successors and assigns;

(i)
“Distributed Amounts” means all dividends (whether paid in cash or in kind), warrants, options, rights or any other securities or property paid, issued or distributed in respect of Shares held under the Plan;

(j)	“Effective Date” means April 1, 2018;

(k)
“Eligible Earnings” means the basic salary or hourly wages, prior to any statutory deductions required, paid by the Employer to an Employee for personal services rendered by him or her as an Employee of such Employer.  Unless otherwise determined by the Official Company Representative, Eligible Earnings shall exclude overtime, vacation and sick pay, living or other allowances, mobility or other premiums, statutory holiday pay, annual short-term incentives and performance incentives, all benefits realized from stock options, restricted share units, performance granted share units, commissions and bonuses not described herein;

(l)
“Eligible Share” means a Purchased Share that has been held by a Participant for the Holding Period; if sold or withdrawn, the Purchased Shares will be deemed to have been sold or withdrawn in inverse order from their Purchase Dates (in other words, Participants will be deemed to have sold the Shares most recently purchased first);

(m)
“Employee” means an active employee on the payroll of any Employer who is employed as a permanent full-time employee or permanent part-time employee, but does not include a temporary, seasonal or casual employee, employees whose contracts (except Expatriate Assignment Contracts) have a specified end date or a director of any Employer (unless that director is also employed as a permanent full-time employee or a permanent part-time employee of any Employer), in each case unless otherwise determined by the Board of Directors;

(n)
“Employer” means the Corporation and any of its subsidiaries, affiliated companies and joint ventures to which any of the Corporation or its subsidiaries is a party, in each case that has been designated as an Employer by the Official Company Representative, and that has not ceased to be an Employer, pursuant to Subsections 4.1 or 4.2 of the Plan;

(o)	“Employer Contributions” means cash contributions made by the Employer on behalf of a Participant to acquire Matching Shares pursuant to Subsection 7.1 of the Plan;

(p)
“Employer Contribution Purchase Date” means the date as soon as reasonably practicable following the day on which Employer Contributions are deposited by the Corporation or the Employer, as applicable, pursuant to Subsection 9.3;

(q)
“Expatriate Assignment” means the employment of an Employee with an Employer where (i) the position is located in and requires residency in a country other than the country where the Employee is normally resident, and (ii) where the Employee is hired by such Employer pursuant to a written employment contract for a defined period of time;

(r)
“Expatriate Assignment Completion” means (i) where a Participant has been on an Expatriate Assignment; and (ii) at the end date of such an Expatriate Assignment, the Corporation terminates the employment of the Participant due to there being no similar level employment position within a comparable level of responsibility and remuneration available with an Employer at any location for the Participant to continue their employment, as determined by the Corporation in its sole discretion;

(s)
“Holding Period” means the time period specified by the Official Company Representative for which a Purchased Share must be held by a Participant in order to receive a Matching Share, which, for certainty, shall not be longer than twelve (12) months;

(t)
“Independent Shares” means the Shares purchased (i) independently by the Participant with their own monies and independent of any equity-based incentive program offered by the Employer or grant thereunder, (ii) after the date the Participant became eligible to participate in the Plan, (iii) subject to restrictions during Blackout Periods and satisfaction of insider reporting requirements under the applicable law, (iv) through market purchases on the Toronto Stock Exchange or the New York Stock Exchange, and (v) held and recorded by the Participants in their personal investment accounts separate and apart from those Shares held in the Participant’s Personal Account;

(u)	“Matching Shares” means Shares acquired on a Participant’s behalf with Employer Contributions in the manner described in Section 7;

(v)	“Net Participant Contributions” means the after tax portion, as determined by the Corporation, of the Participant Contributions remitted to the Administrative Agent pursuant to Subsection 6.1 and 9.1;

(w)	“Official Company Representative” means the most senior Human Resources officer of the Corporation or a person designated in writing by the most senior Human Resources officer of the Corporation;

(x)	“Participant” means an Employee who has enrolled in the Plan, and remains eligible to participate in the Plan, in accordance with the provisions of the Plan;

(y)	“Participant Contributions” means the cash contributions made by a Participant pursuant to Subsection 6.1 of the Plan;

(z)	“Personal Account” means the account maintained for record keeping purposes by the Administrative Agent in the name of a Participant in accordance with Section 8 of the Plan;

(aa)	“Plan” means the Barrick Share Purchase Plan set out in this document as the same may be amended from time to time;

(bb)	“Plan Year” means the period from January 1 of each year to December 31 of the same calendar year;

(cc)
“Purchase Date” means (i) in the case of Shares purchased with Participant Contributions, the date as soon as reasonably practicable following a Participant’s applicable payroll date, and if such day is not a Business Day, the next Business Day following that day, or (ii) in the case of Independent Shares, the date of purchase of the Shares on the open market by the Participant;

(dd)
“Purchased Shares” means Shares purchased with Participant Contributions in accordance with this Plan and Independent Shares purchased and held separately by the Participant, which, for certainty, excludes Shares acquired through the reinvestment of Distributed Amounts on Purchased Shares;

(ee)	“Shares” means the common shares of the Corporation and where the context requires, includes fractional shares; and

(ff)
“Transferable Shares” means (i) Purchased Shares and Shares acquired through the reinvestment of Distributed Amounts on Purchased Shares, (ii) Matching Shares and Shares acquired pursuant to the reinvestment of Distributed Amounts on Matching Shares, in each case that have been held by a Participant until the date of the Participant’s termination of employment for any reason (and not, for certainty, either of the circumstances described in Subparagraphs 12.1(c) or 12.1(d)) or such other period as may be specified from time to time by the Committee, and (iii) notwithstanding (ii), (A) a portion of each award of Matching Shares (which portion will be specified from time to time by the Corporation on a country-by-country basis based on local tax rates) shall become Transferable Shares on the applicable date the Matching Shares are awarded to the Participant and all Distributed Amounts on such Matching Shares will be Transferable Shares, and (B) Matching Shares held by a Participant upon termination of employment with the Corporation, its subsidiaries and their joint ventures for any reason shall become Transferable Shares on the date of termination of employment or such later date as may be determined by the Official Company Representative and communicated in writing to the Participant (which such date will not be later than six (6) months after the date of termination of employment).

2.2            Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing a male person include a female person and a corporation and other bodies corporate.

2.3            Captions and headings used in the Plan are included for convenience of reference only and shall not be used in interpreting the provisions of the Plan.

3.               ELIGIBILITY

3.1            Any individual who is an Employee of an Employer shall be eligible to enrol and become a Participant in the Plan on or following his or her date of hire as an Employee.  Participation in the Plan shall be voluntary.

3.2            Notwithstanding any other provision of this Plan, the Official Company Representative in his or her absolute discretion shall have the right to refuse any Employee the right of participation in the Plan.

4.              EMPLOYERS

4.1            The Official Company Representative shall have the authority, in his or her discretion, to at any time (a) designate a subsidiary or affiliated company of the Corporation or a joint venture of the Corporation or one of its subsidiaries to be an Employer or (b) determine when any entity or joint venture is no longer an Employer for the purposes of the Plan.

4.2            Notwithstanding Subsection 4.1, upon the Corporation ceasing to have, either directly or indirectly, through one or more intermediaries, a share interest in any entity which is a participating Employer hereunder, such Employer shall cease to be a participating Employer as of the date on which the Corporation ceased to have such an interest.

4.3            The Official Company Representative shall determine what notice, if any, shall be given to the affected Employees of the Employer pursuant to this Section 4.

5.              ENROLMENT IN THE PLAN

5.1            To enrol in the Plan, an Employee who is eligible to become a Participant in accordance with the provisions of Section 3 must complete the enrolment procedures prescribed by the Corporation authorizing the Employer to deduct from the Employee’s Eligible Earnings the amount designated by the Employee in accordance with Subsection 6.1 (unless and until such authorization is changed or terminated in accordance with the Plan) and/or direct the payment of such amounts to the Administrative Agent, and agreeing to the terms and conditions of the Plan.  Employees who are subject to insider trading restrictions may not commence enrolment in the Plan during Blackout Periods or when they hold material non-public information.  Enrolment in the Plan shall be considered consent by the Employee to all of the terms and conditions of the Plan except in the countries listed on Schedule B where separate written consent is required.

5.2            All funds and Shares held by the Administrative Agent pursuant to the Plan are held on behalf of and for the account of the respective individual Participants.  A Participant is the beneficial owner of all Purchased Shares, Matching Shares and Shares acquired through the reinvestment of Distributed Amounts in his or her Personal Account.

6.               PARTICIPANT CONTRIBUTIONS

6.1            Subject to Subsection 6.5, a Participant who has elected to make Participant Contributions and has not suspended contributions or been suspended or terminated from participating in the Plan may make Participant Contributions to the Plan in an amount equal to a percentage of his or her Eligible Earnings which is a whole number between one percent (1%) and ten percent (10%) as specified in that Participant’s enrolment notice.  The Employer will deduct from the Participant’s Eligible Earnings and remit to the Administrative Agent the amount of that Participant’s Net Participant Contributions in accordance with Subsection 9.1 and converted into U.S. dollars for all Participants outside the United States or Canada.  All Net Participant Contributions will be remitted to the Administrative Agent in the lawful currency of Canada or the United States.  Until remitted to the Administrative Agent, all Net Participant Contributions shall be held on behalf of a Participant by the Employer.  No interest shall be payable on such funds to any Participant.

6.2            A Participant may increase or reduce the amount of his or her Participant Contributions up to two (2) times in each Plan Year and may voluntarily suspend his or her Participant Contributions once per calendar year.  Participants who are subject to insider trading restrictions may not increase or reduce the amount of, or voluntarily suspend, his or her Participant Contributions during Blackout Periods or when they hold material non-public information.

6.3            Any increase, reduction or voluntary suspension of Participant Contributions pursuant to Subsection 6.2, or, subject to Subsection 12.1, the resumption of Participant Contributions will take effect as soon as reasonably possible following the date such notice is provided to the Administrative Agent, in the manner prescribed by the Corporation for this purpose.

6.4            Participant Contributions not made during a period of suspension of Participant Contributions may not be accumulated or carried forward for later contribution.  During a period of suspension of Participant Contributions, a Participant will continue to be a member of the Plan, if enrolled, for all purposes other than the making of Participant Contributions until the termination of his or her participation pursuant to Section 12 or 13.

6.5            No Participant Contributions may be made by a Participant in any period during which the Participant is in receipt of workers’ compensation benefits, long-term disability benefits from any plan or program sponsored or maintained by the Corporation or Employer, or is on a leave of absence from employment with the Employer.  Despite the foregoing, Employees who are on leave may continue enrolment in the Plan provided they make arrangements to make monthly Participant Contributions for the duration of their leave period by way of cheque, wire transfer or other electronic payment.  If such payment is dishonoured or otherwise not received when due, the Participant’s participation will be considered suspended.

7.               EMPLOYER CONTRIBUTIONS / MATCHING SHARES

7.1            The Employer will make Employer Contributions in the lawful currency of Canada or the United States, as applicable, for the benefit of each Participant in order to acquire Matching Shares on the basis of one Matching Share for each Purchased Share that has become an Eligible Share, subject to a maximum annual Employer Contribution determined by the Corporation on an annual basis, and will remit such Employer Contributions (or will transfer Matching Shares directly in lieu of Employer Contributions) to the Administrative Agent in accordance with Subsection 9.1.  In the event that the Participant withdraws or sells a Purchased Share before it becomes an Eligible Share, the Participant will not be entitled to receive an Employer Contribution or Matching Share in respect of such Purchased Share.

7.2            In order for the Employer to make Employer Contributions in accordance with Subsection 7.1 for each Eligible Share originally purchased by the Participant as an Independent Share, and, for certainty, not any Shares acquired through the Participant’s Contributions in accordance with this Plan, the Official Company Representative may request for such supporting documentation from the Participant as may be reasonably required to establish that such Independent Share has been held by the Participant for the Holding Period. If the Participant dishonestly or fraudulently claims that such Independent Share was held by the Participant for the Holding Period, it shall constitute sufficient grounds to establish a for cause termination of his or her employment.

7.3            Employer Contributions and Matching Shares are in addition to and not in lieu of regular compensation received by each Participant for a particular Plan Year.

7.4            Matching Shares awarded to a Participant are the property of the Participant but are subject to restrictions on transfer until they become Transferable Shares.

8.               PERSONAL ACCOUNTS

The Administrative Agent shall establish a Personal Account for each Participant and shall record in each Personal Account:

(a)	the amount of all Net Participant Contributions made by the Participant;

(b)	the number of Purchased Shares purchased for that Personal Account with Net Participant Contributions;

(c)
the number of Matching Shares purchased or allocated to that Personal Account with Employer Contributions pursuant to Subsection 7.1, which relate to Eligible Shares originally purchased with Net Participant Contributions;

(d)
the number of Matching Shares purchased or allocated to that Personal Account with Employer Contributions pursuant to Subsection 7.1, which relate to Eligible Shares originally purchased by the Participant as Independent Shares;

(e)	the number of Shares purchased with Distributed Amounts received on account of Shares purchased with Net Participant Contributions or Employer Contributions;

(f)	the amount of funds or number of Shares acquired in any other manner for that Personal Account;

(g)	the total number of Matching Shares that have become Transferable Shares; and

(h)	the cash balance in the Personal Account.

For certainty, at no time shall any Independent Shares acquired by the Participant be held in the Participant’s Personal Account.

9.               PURCHASE OF SHARES

9.1            On or as soon as practicable after the last day of each Contribution Period, the Employer will deposit with the Administrative Agent the amount of all Net Participant Contributions for that period, and will advise the Administrative Agent of the Net Participant Contributions received from each Participant by payroll deduction.

9.2            Upon receipt of the Net Participant Contributions pursuant to Subsection 9.1, the Administrative Agent will record in each Participant’s Personal Account the amount of that Participant’s Net Participant Contributions.

9.3            The Corporation or the Employer, as applicable, will deposit the amount of Employer Contributions necessary to acquire Matching Shares on behalf of the Participants and will advise the Administrative Agent of the number of Matching Shares to be allocated to each Participant, and/or the amount of Employer Contributions made on behalf of Participants. Pursuant to subparagraphs 8(c) and 8(d), the Employer shall also advise the Administrative Agent of the amount of Matching Shares and/or Employer Contributions to be allocated between Eligible Shares originally purchased with Net Participant Contributions and Eligible Shares originally purchased by the Participant as Independent Shares, as the case may be.

9.4            Employer Contributions made for the benefit of a Participant will be reflected in the Participant’s Personal Account when the applicable Matching Shares are allocated to the Participant’s account. The Administrative Agent shall allocate and record the Matching Shares in proportion to the Eligible Shares originally purchased with Net Participant Contributions and Eligible Shares originally purchased by the Participant as Independent Shares, as advised by the Employer in accordance with Subsection 9.3.

9.5            Subject to Subsection 9.8, the Administrative Agent shall purchase on each Purchase Date, such number of whole and fractional Shares as will utilize to the greatest extent possible all Net Participant Contributions from Participants as well as all Distributed Amounts (other than Distributed Amounts that are in the form of Shares) received for the preceding Contribution Periods under the Plan through market purchases on the Toronto Stock Exchange or the New York Stock Exchange.  For greater certainty, and notwithstanding any other provision of the Plan, the Administrative Agent shall not use any portion of the funds to acquire Shares from the Corporation, or any corporation that does not deal at arm’s length with the Corporation.  Each Participant shall thereupon acquire ownership of the Shares purchased by the Administrative Agent in proportion to such Participant’s Net Participant Contributions during the preceding Contribution Periods.

9.6            Subject to Subsection 9.8, the Administrative Agent shall purchase on each Employer Contribution Purchase Date or Purchase Date, as applicable, such number of whole and fractional Shares as will utilize to the greatest extent possible any Employer Contributions from Employers through market purchases on the Toronto Stock Exchange or the New York Stock Exchange.  For greater certainty, and notwithstanding any other provision of the Plan, the Administrative Agent shall not use any portion of the funds to acquire Shares from the Corporation, or any corporation that does not deal at arm’s length with the Corporation.  Each Participant shall thereupon acquire ownership of the Matching Shares purchased by the Administrative Agent in proportion to such Participant’s Employer Contributions made on behalf of such Participant during the preceding month.

9.7            Subject to Subsection 9.8, the Administrative Agent shall allocate the Shares purchased on each Purchase Date and Employer Contribution Purchase Date on behalf of the Participants, on a full or fractional share basis, as appropriate, to the Personal Account of each Participant in proportion to the Participant Contributions and Employer Contributions, if applicable, made on behalf of the Participant. The Administrative Agent shall allocate and record the Matching Shares, if applicable, in proportion to the Eligible Shares originally purchased through Participant Contributions and the Eligible Shares originally purchased independently by the Participants as Independent Shares.

9.8            If, for any reason, the Administrative Agent is unable to purchase a sufficient number of Shares on a Purchase Date or Employer Contribution Purchase Date to utilize all Participant Contributions and Employer Contributions received during the respective preceding periods, the Administrative Agent shall purchase Shares as they become available and shall allocate the Shares so purchased to each of the Participants’ Personal Accounts in accordance with Subsection 9.7 once the purchase is complete.  Until such time as such funds are used to purchase additional Shares, they shall be placed on deposit in non-interest-bearing accounts with a Canadian chartered bank, trust company or other financial institution approved by the Corporation.

9.9            All Distributed Amounts (other than cash and Shares issued as stock dividends) received by the Administrative Agent in respect of any Shares held pursuant to the Plan shall be sold by the Administrative Agent on behalf of the Participants. The proceeds from the sale of any such Distributed Amounts, and the amount of any cash distributions, shall be used to purchase additional Shares which shall be allocated to each of the respective Participants’ Personal Accounts in proportion to the number of Shares on the record date for distribution in those Personal Accounts.  Any Shares distributed by the Corporation pursuant to a stock dividend in respect of any Shares held in the Plan will be retained by the Administrative Agent, and the Administrative Agent will credit such stock dividends during the next Contribution Periods to each of the respective Participant’s Personal Accounts in proportion to the number of Shares on the record date for distribution in those Personal Accounts.

10.               REGISTRATION AND VOTING

10.1            Shares purchased or otherwise acquired by the Administrative Agent under the Plan shall be registered in the name of the financial intermediary approved by the Administrative Agent and held on behalf of the respective Participants.

10.2            Whole Purchased Shares and Matching Shares, as well as Shares acquired with Distributed Amounts, allocated to a Participant’s Personal Account will be voted in accordance with the directions of the Participant.  If a Participant does not provide such directions, the applicable Shares allocated to a Participant’s Account will not be voted.  A Participant is entitled to receive notice of and may attend all meetings of shareholders of the Corporation and may vote the whole Purchased Shares, Matching Shares and Shares acquired with Distributed Amounts in his or her Personal Account at every such meeting in such manner as such Participant shall desire by providing a voting direction form to the Corporation’s transfer agent and such Participant’s whole Shares in his or her Personal Account shall be voted in accordance with such voting direction form.  Participants can follow instructions provided by the Corporation’s transfer agent for in-person voting.

10.3            Prior to a Change in Control, a Participant may participate in any Change in Control transaction, subject to the discretion of the Corporation, by complying with such procedures, if any, as the Corporation or the Administrative Agent may prescribe for this purpose from time to time.  The Committee may, in its discretion, determine that all Matching Shares shall become Transferable Shares for purposes of participation in a Change in Control transaction and may also, in its discretion, determine to award Matching Shares on Purchased Shares that have not become Eligible Shares prior to the completion of a Change in Control transaction.

11.              WITHDRAWALS WHILE A PARTICIPANT

11.1            A Participant may make withdrawals of whole Shares from his or her Personal Account only as set out in this Section 11 or as authorized in writing by the Official Company Representative.

11.2            A Participant may request for a withdrawal of Shares from the Participant’s Personal Account in the event of personal financial hardship of the Participant, by submitting a written request to the Official Company Representative. Such request for withdrawal shall be subject to the review and consent of the Official Company Representative and may be subject to penalties, which shall be determined on a case by case basis based on individual circumstances.

11.3            Subject to Subsection 11.7, except for Employees who are subject to insider trading restrictions during Blackout Periods or when they hold material non-public information, a Participant may, upon notice in accordance with Subsection 11.4, request that all or a portion of the Purchased Shares and Transferable Shares in that Participant’s Personal Account be transferred into his or her name or be sold.  For certainty, Matching Shares may not be sold or transferred into a Participant’s name until they become Transferable Shares and until such time they may not be sold, transferred or encumbered.

11.4            A Participant shall provide the Administrative Agent notice in the form prescribed by the Official Company Representative of any sale or transfer of whole Shares pursuant to Subsection 11.3.  The notice must specify such information as the Administrative Agent may require.

11.5            If the notice provided pursuant to Subsection 11.4 requests a sale of whole Shares, the Administrative Agent shall sell the specified number of Shares on the Toronto Stock Exchange or the New York Stock Exchange as soon as reasonably possible after the Administrative Agent receives the notice.  The net proceeds of any sale will be transferred as soon as practicable to the Participant or such other person as the Participant may designate in the notice.  The Participant will be responsible for paying any brokerage commissions, sales administration fees and currency exchange fees on sales of Shares and the Administrative Agent shall deduct any such amounts from the net proceeds transferred to the Participant or such other person as the Participant may designate.

11.6            If the notice provided pursuant to Subsection 11.4 requests a transfer of whole Shares into the name of the Participant, the Administrative Agent will arrange for a Share certificate representing the specified number of Shares to be issued in the name of the Participant and delivered to him or her at the address specified on the Administrative Agent’s records or, at the Participant’s request, such Shares can be transferred electronically.  The Participant will be responsible for paying any applicable brokerage commissions, sales administration fees and share certificate fees therewith (by deduction from the Participant’s Personal Account prior to issuance of the Share certificate(s)).

11.7            A Participant may withdraw Purchased Shares and Shares acquired with Distributed Amounts on Purchased Shares at any time and may withdraw Matching Shares or Shares acquired with Distributed Amounts on Matching Shares only once they have become Transferable Shares, or as permitted pursuant to Subsection 11.2.

11.8            In all instances contemplated by this Section 11, the Participant shall receive the cash equivalent of any fractional Purchased Share or Transferable Share credited to his or her Personal Account.

11.9            The Corporation may designate a group registered retirement savings plan or group tax free savings account, administered by the Administrative Agent, into which a Participant who is employed by the Corporation and is eligible to participate in a group registered retirement savings plan and a group tax free savings account pursuant to the Income Tax Act (Canada) may transfer Shares in accordance with this Section 11 up to the contribution limits applicable to him or her under the Income Tax Act (Canada).

12.              TERMINATION OF PARTICIPATION

12.1            A Participant’s participation in the Plan will terminate if:

(a)	the Participant ceases to be employed by the Corporation or any of its subsidiaries or affiliates or their joint ventures for any reason;

(b)	the Participant makes no Participant Contributions and declares no purchase of Independent Shares for a period of twenty-four (24) months;

(c)	the Participant transfers to become an Employee of an entity that is not a participating Employer in the Plan;

(d)	the entity which employs the Participant ceases to be a participating Employer in the Plan;

(e)	the Plan terminates or is terminated, for whatever reason; or

(f)	the Participant breaches Subsection 14.2.

12.2            A Participant whose participation in the Plan has terminated as provided in Subsection 12.1, or his or her executors or administrators, as the case may be, may elect to deal with the Transferable Shares in the Participant’s Personal Account by completing a notice in the form prescribed by the Corporation and filing it with the Administrative Agent within ninety (90) days after termination of the Participant’s participation in the Plan requesting that:

(a)
Share certificate(s) for all of the whole Transferable Shares in the Participant’s Personal Account be issued in his or her name or as directed, in which case the Administrative Agent shall make the necessary arrangements for the issuance and delivery of the appropriate Share certificate(s) representing such Shares as soon as practicable following receipt of any such notice, and the Participant or his or her executors or administrators, as the case may be, will be responsible for paying any applicable brokerage commissions, sales administration fees and Share certificate fees in connection therewith (by deduction from the Participant’s Personal Account prior to issuance of the share certificate(s)); or

(b)
all of the whole Transferable Shares in the Participant’s Personal Account be sold and the net proceeds distributed to him or her or as directed, in which case the Administrative Agent shall sell all such Shares as directed on the Toronto Stock Exchange or the New York Stock Exchange as soon as reasonably possible after receiving such notice and forward the proceeds (net of any brokerage commission, sales administration fees and currency exchange fees which shall be deducted from the net proceeds to the Participant) to such Participant or as otherwise directed, or to his or her executors or administrators, as the case may be, as soon as practicable following receipt of any such notice.

12.3            If no notice is filed pursuant to Subsection 12.2 within ninety (90) days after the termination of a Participant’s participation in the Plan, the Participant or his or her executors or administrators, as the case may be, shall be deemed to have elected to request that the Transferable Shares be sold and the Participant or his or her executors or administrators, as the case may be, will be responsible for paying any applicable brokerage commissions and sales administration  in connection therewith (by deduction from the Participant’s Personal Account).

12.4            In the event of the termination of a Participant’s employment due to death, permanent disability, Expatriate Assignment Completion or termination for any reason within six months following a Change in Control, the Participant will be entitled to receive one Matching Share in respect of each Purchased Share which is not an Eligible Share at the date of termination, subject to the maximum annual Employer Contribution described in Subection 7.1.  Such Matching Shares will be awarded at the date of termination and will automatically become Transferable Shares.  Such Matching Shares will be acquired in the same manner as described in Section 7 and the Employer will withhold all applicable taxes from the Participant’s last payroll.  If there is no pay from which to withhold such amounts, the Corporation can direct the Administrative Agent to sell a sufficient number of Matching Shares to pay the applicable taxes and withholdings.

12.5            The Participant or his or her executors or administrators, as the case may be, shall be responsible for ensuring compliance with the provisions of the Income Tax Act (Canada), or any other applicable tax legislation, in respect of the tax consequences resulting from any transfer or sale of Transferable Shares pursuant to this Section 12.

12.6            In all instances contemplated by this Section 12, the Participant or his or her executors or administrators, as the case may be, shall receive the cash equivalent of any fractional Share credited to his or her Personal Account based on the closing price on the Toronto Stock Exchange or the New York Stock Exchange, as applicable, on the Business Day prior to the cash being paid.

12.7            Notwithstanding the foregoing, a Participant whose participation in the Plan has been terminated pursuant to subparagraphs 12.1(c) or 12.1(d) shall be entitled to remain a Participant in the Plan until the later of (i) the date the Participant provides notice to the Administrative Agent in accordance with subparagraphs 12.2(a) or (b) or, (ii) the Participant’s Matching Shares become Transferable Shares.

13.              TERMINATION BY A PARTICIPANT

13.1            A Participant may terminate his or her participation in the Plan at any time by sending a notice to the Administrative Agent in a manner prescribed by the Corporation and request that:

(a)
Share certificate(s) for all of the whole Purchased Shares and Transferable Shares in the Participant’s Personal Account be issued in his or her name or as directed, in which case the Administrative Agent shall make the necessary arrangements for the issuance and delivery of the appropriate Share certificate(s) representing such Shares as soon as practicable following receipt of any such notice, and the Participant will be responsible for paying any applicable brokerage commissions, sales administration fees and share certificate fees in connection therewith (by deduction from the Participant’s Personal Account prior to issuance of the Share certificate(s)); or

(b)
all of the whole Purchased Shares and Transferable Shares in the Participant’s Personal Account be sold and the net proceeds distributed to him or her or as directed, in which case the Administrative Agent shall sell such Shares as directed on the Toronto Stock Exchange or the New York Stock Exchange as soon as reasonably possible after receiving such notice and forward the proceeds (net of any brokerage commissions and sales administration fees which shall be deducted from the net proceeds to the Participant) to such Participant or as otherwise directed, or to his or her executors or administrators, as the case may be, as soon as practicable following receipt of any such notice.

For certainty:

(i)	the Participant may not withdraw or sell any Matching Shares until they have become Transferable Shares, except as permitted pursuant to Subsection 11.2; and

(ii)
where Matching Shares become Transferable Shares by virtue of termination of employment, notices may be filed in accordance with Subsection 12.2 or deemed to be filed in accordance with Subsections 12.3 or 12.4.

13.2            The Participant shall be responsible for ensuring compliance with the provisions of the Income Tax Act (Canada), or any other applicable tax legislation, in respect of the tax consequences resulting from any transfer or sale of Shares pursuant to this Section 13.

13.3            In all instances contemplated by this Section 13, the Participant shall receive the cash equivalent of any fractional Share credited to his or her Personal Account.

13.4            Any Participant whose participation in the Plan has been terminated pursuant to this Section 13 will not be permitted to enrol and become a Participant in the Plan or entitled to make Participant Contributions again for a period of twelve (12) months following his or her termination from the Plan.

14.              PROHIBITION OF ASSIGNMENT OF INTEREST

14.1            All rights of participation in the Plan are personal and, to the extent permitted by law, the property administered pursuant to the Plan shall be exempt from attachment, execution, garnishment, registration, or other seizure under any legal, equitable or other process for the debts of any Participant.

14.2            Any right or any interest that any Participant may have in or pursuant to the Plan may not be transferred, encumbered, or otherwise disposed of by any Participant in whole or in part except as permitted by the Plan.  Any breach of this Subsection 14.2 by a Participant shall result in immediate termination of his or her participation in the Plan, and in such case the value of the Participant’s Personal Account shall be distributed to him or her in accordance with the provisions of Section 12.

15.             TAXES

15.1            Each Participant shall be responsible for paying all income and other taxes applicable to transactions involving Shares held by the Administrative Agent on his or her behalf, including, without limitation, any taxes payable on:

(a)	Employer Contributions;

(b)	the transfer of Shares to the Participant or a person designated by the Participant, including transfers from a Personal Account;

(c)	the sale or other disposition of Shares; and

(d)	Distributed Amounts paid on Shares.

15.2            The Employer shall have the right and is hereby authorized to withhold from any amount payable under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other awards or other property) of any applicable withholding taxes in respect of an award or transfer under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Corporation to satisfy all obligations for the payment of such taxes.

15.3            The Employer must remit all amounts deducted in accordance with the Income Tax Act (Canada), or any other applicable tax legislation in any relevant jurisdiction based on reports provided by the Administrative Agent.

15.4            Following the end of each Plan Year, the Administrative Agent shall provide each Participant with tax reporting forms as required in respect of cash dividends earned on Shares during such Plan Year, which amounts may be subject to tax payable by the Employer in respect of the Plan.

16.             VESTING

16.1            All Purchased Shares, Matching Shares and Shares acquired with Distributed Amounts will be immediately and fully vested.

17.            APPLICABLE STOCK EXCHANGE

All purchases of Shares or sales of whole Shares made on behalf of a Participant by the Administrative Agent pursuant to this Plan will be made on the Toronto Stock Exchange or the New York Stock Exchange.

18.            SUBDIVISION, CONSOLIDATION, CONVERSION OR RECLASSIFICATION

In the event the Shares are subdivided, consolidated, converted or reclassified by the Corporation, or any action of a similar nature affecting such Shares is taken by the Corporation, then the Shares held by the Administrative Agent for the benefit of the Participants shall be appropriately adjusted as determined by the Corporation.

19.             AMENDMENT OR TERMINATION OF THE PLAN

19.1            The Committee may from time to time amend, suspend or terminate the Plan, in whole or in part, except that no such amendment, suspension or termination shall adversely affect the rights of any Participant to benefits already accrued hereunder by such Participant, unless such Participant shall consent to such change in writing or unless required to comply with applicable law, as determined by the Committee in its sole discretion.

19.2            If the Plan is terminated, all Shares and cash belonging to a Participant in the Participant’s Personal Account shall be distributed to the Participant, or as directed by the Participant, within ninety (90) days of the termination of the Plan in accordance with the provisions of Section 12.

20.              ADMINISTRATION

20.1            The Official Company Representative shall have full power and authority to construe, interpret and administer the Plan, including the power to appoint any person or persons to carry out its provisions in conformity with the objectives of the Plan and under such rules as the Corporation may from time to time establish. Decisions of the Official Company Representative shall be final and binding upon the Employees, Employers and Participants.

20.2            The Corporation has entered into a services agreement with the Administrative Agent initially appointed as administrative agent to administer the Plan and keep the records for the Plan.

20.3            The Corporation may from time to time enter into such further agreements with the Administrative Agent or other parties as it may deem necessary or desirable, in its sole discretion, to carry out and implement the Plan.

20.4            The Administrative Agent may from time to time enter into such further agreements with other parties as it may deem necessary or desirable, in its sole discretion, to carry out its responsibilities pursuant to the Plan.

20.5            The Corporation will, upon request, provide a copy of the Plan to all new Participants or make it available on an Internet website maintained by the Corporation.

20.6            Records of the Administrative Agent, the Corporation and the Employers will be conclusive as to all matters involved in administration of the Plan.

20.7            Except as set out in Sections 11, 12, 13 and 15 and where proceeds are distributed net of brokerage commissions, sales administration fees and withholding tax, all costs and expenses of administering the Plan, including the compensation of the Administrative Agent will be paid by the Employer.

20.8            If the Plan requires a notice to be in a form prescribed by the Corporation, then the Corporation must prescribe the form of the notice and may prescribe the manner in which it is to be given including, without limitation, in an electronic form such as the completion of electronic forms on an Internet website maintained by the Corporation or the Administrative Agent.

20.9            Any notice to a Participant from the Corporation under the Plan to be given in writing may be delivered or sent by email to the email address of the Participant maintained in the internal email system of the Corporation (in which case it is deemed to be given on the first (1st) applicable Business Day following the delivery or transmission) or may be sent by mail to the address specified on the Administrative Agent’s records (in which case it is deemed to have been received on the fifth (5th) applicable Business Day following the mailing).

20.10            Any notice from a Participant under the Plan which is not required to be in a form prescribed by the Corporation must be given in writing and delivered or sent by registered mail to the Corporation at its head office in Toronto, Ontario, Canada to the attention of the Vice President Human Resources. Such notice is not effective until it is actually received by such person at the Corporation.

21.              REPORTING

On a real-time basis, the Administrative Agent shall furnish to each Participant access on a web-based application to a statement of his or her Personal Account.

22.              LIMITATION OF RIGHTS OF THE EMPLOYEE

22.1            The Plan is a voluntary program on the part of the Corporation and does not constitute an inducement to or condition of the employment of any Employee. Nothing contained in the Plan shall give any Employee, whether a Participant or not, the right to be retained in the service of any Employer or shall interfere with the right of an Employer to discharge any Employee, whether a Participant or not, at any time. Enrolment in the Plan will not give any Participant or executor, administrator or beneficiary of a Participant any right or claim to any benefit except to the extent provided for in the Plan.

22.2            There is no guarantee under the Plan against loss because of market fluctuation.  The value of the Shares may fluctuate as the trading price of such investment option (or its underlying assets) fluctuates on the applicable stock exchange.  In seeking the benefits of participation in the Plan, a Participant must accept the risk of a decline in the market price of the Shares.  Participation in the Plan is voluntary and none of the Corporation, any Employer or the Administrative Agent shall be liable to any Participant for any loss resulting from a decline in the market value of any Shares, or for any change in the market price of the Shares between the time an Employee authorizes the purchase or sale of Shares and the time such purchase or sale takes place.

23.              ADMINISTRATIVE AGENT

In the event of the resignation or termination of the Administrative Agent, its successor may be appointed by the Corporation in its sole discretion. Any successor Administrative Agent shall be vested with all the powers, rights, duties and immunities of the Administrative Agent hereunder to the same extent as if originally named as the Administrative Agent.

24.            APPLICABLE LAWS

The Plan shall be construed and the rights and obligations of the parties under the Plan shall be determined in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

SCHEDULE A

“Change in Control” means the occurrence of any of the following events:

(i)
the acquisition by any individual, entity or group of individuals or entities acting jointly or in concert (each, a “Person”) of beneficial ownership of 30% or more of either (x) the then outstanding common shares of the Corporation or (y) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Voting Securities”) other than as part of and at the time of completion of a transaction described in clause (iii) below; provided, however, that for purposes of this subsection (i), the acquisition by the Corporation or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation of common shares of the Corporation or other Voting Securities shall not constitute a Change in Control; or

(ii)
individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the management or the Board; or

(iii)
consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or an acquisition of assets of one or more corporations in a single transaction or in a series of linked transactions (each, a “Business Combination”), in each case, unless, immediately following the consummation of such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the common shares and other Voting Securities of the Corporation outstanding immediately prior to the consummation of such Business Combination beneficially own, directly or indirectly, more than 51% of, respectively, the then outstanding common shares and the combined voting power of the then outstanding Voting Securities, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) (the “Continuing Corporation”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Business Combination, of the outstanding common shares and other Voting Securities of the Corporation, as the case may be (excluding, for greater certainty, any common shares or other voting securities of the Continuing Corporation which such beneficial owners hold immediately following the consummation of the Business Combination as a result of their ownership prior to such consummation of shares or other securities of any company or other entity other than the Corporation involved in or forming part of such Business Combination), (B) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Corporation or any corporation controlled by the Continuing Corporation) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding common shares of the Continuing Corporation or the combined voting power of the then outstanding voting securities of the Continuing Corporation, and (C) at least a majority of the members of the board of directors of the Continuing Corporation were members of the Incumbent Board at the time of the execution of the definitive agreement providing for such Business Combination or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Business Combination; or

(iv)
the sale or other disposition of assets of the Corporation, in a single transaction or in a series of linked transactions, which (A) have an aggregate net asset value that is more than 50% of the aggregate net asset value of the consolidated assets of the Corporation, determined based on the Corporation’s internal net asset value calculations, or (B) generated, in aggregate, more than 50% of the net income from continuing operations or net cash flow from operating activities of the Corporation in the last completed fiscal year or in the current fiscal year (to the date of the sale or other disposition) of the Corporation, in each case on a consolidated basis; or

(v)	approval by the shareholders of the Corporation of the complete liquidation or dissolution of the Corporation.

SCHEDULE B

Separate written consent to the terms of the Plan is required in the countries listed below.  Such consent may be obtained once prior to enrolment and participation by the Employee in the Plan and may be expressed to apply to all purchases made under the Plan.

•	Argentina
•	Barbados
•	China
•	Zambia